Exhibit 10.1

Assignment and Assumption of Purchase Agreement

This Assignment and Assumption of Purchase Agreement (this “Assignment”), dated as of December 13, 2019 (the “Effective Date”), is by and between Billboards LLC, a Delaware limited liability company (“Assignor”), and MediaCo Holding Inc., an Indiana corporation (“Assignee”).

WHEREAS, Assignor, as purchaser, FMG Kentucky, LLC, a Delaware limited liability company, FMG Valdosta, LLC, a Delaware limited liability company (together with FMG Kentucky, LLC, the “Companies”), and Fairway Outdoor Advertising Group, LLC (“Seller”), a Delaware limited liability company, as seller, are parties to that certain Equity Purchase Agreement dated October 16, 2019 (the “Purchase Agreement”), pursuant to which, subject to the terms and conditions set forth therein, Assignor will acquire all of the issued and outstanding equity securities of the Companies; and

WHEREAS, subject to the terms hereof, Assignor desires to assign to Assignee all of its rights, title and interest in and obligations under the Purchase Agreement, and Assignee is willing to assume and accept all of Assignor’s rights, title and interest in and obligations under the Purchase Agreement.

NOW, THEREFORE, for and in consideration of the promises and the mutual covenants contained herein, and for other good and valuable consideration, the parties hereby agree as follows:

1            Defined Terms. Except as otherwise set forth herein, capitalized terms used herein shall have the meanings assigned to them in the Purchase Agreement.

2.           Assignment and Assumption. Subject to the terms and conditions of the Purchase Agreement, Assignor hereby assigns all of its right, title and interest in and to and obligations under the Purchase Agreement to Assignee, and Assignee hereby accepts the assignment and assumes all of Assignor’s right, title and interest in and obligations under the Purchase Agreement from and after the Effective Date. For avoidance of doubt, this Assignment does not relieve the Assignor of any of its obligations under the Purchase Agreement.

3.            Binding Effect. Nothing in this Assignment, express or implied, is intended or shall be construed to confer upon, or give to, any person other than Assignor, Assignee, Seller, such parties as provided for under Section 11.10 of the Purchase Agreement, and their respective successors and assigns, any remedy or claim under or by reason of this Assignment on any terms, covenants or condition hereof. All of the terms, covenants and conditions, promises and agreements in this Assignment shall be for the sole and exclusive benefit of the Assignor, Assignee, Seller, such parties as provided for under Section 11.10 of the Purchase Agreement, and their successors and assigns.

4.              Purchase Agreement. This Assignment does not amend or otherwise modify or limit any of the provisions of the Purchase Agreement, which shall remain in full force and effect.

5.              Governing Law. This Assignment shall be governed by and interpreted and construed in accordance with the laws of the State of Delaware.

6.              Counterparts. This Assignment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Executed signature pages to this Assignment may be delivered by facsimile or other electronic transmission and any such signature page shall be deemed an original.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Assignment as of the date first above written.

Assignor:

BILLBOARDS LLC

By:	/s/ Soohyung Kim
Name:	Soohyung Kim
Title:	Chief Executive Officer

[Signature Page to Assignment and Assumption Agreement]

Assignee:

MEDIACO HOLDING INC.

By:	/s/ Scott Enright
Name:	Scott Enright
Title:	Executive Vice President, General Counsel and Secretary

[Signature Page to Assignment and Assumption Agreement]